UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 30, 2008

OPEN ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-50450	98-0370750
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

514 Via De La Valle, Suite 200
Solana Beach, California  92075

(Address of principal executive offices, including zip code)

(858) 794-8800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

Quercus Loan

On April 30, 2008, Open Energy Corporation (the “Company, ““we” or “us”) entered into a Loan and Security Agreement (the “Loan Agreements”) with The Quercus Trust (“Quercus”) and issued a promissory note for a loan of up to $3.5 million dollars (the “Loan”).  Pursuant to the Loan  Agreement, Quercus agreed to loan the Company an amount equal to the lesser of 50% of the Company’s combined inventory, accounts receivable and cash balances, and 100% of its qualified accounts receivable (as defined in the Loan Agreement) (the “Borrowing Base”), up to a maximum of $3.5 million.  On April 30, 2008, Quercus funded $1,550,000 to the Company under the Loan.  From April 30, 2008 through June 30, 2008, the Company may request additional advances under the Loan Agreements in minimum amounts of at least $200,000, as the Company generates additional qualified accounts receivable and assuming the Borrowing Base is satisfied.

All unpaid principal under the Loan is due in full on October 30, 2008, and the Loan may be prepayed in full at any time.  The Company is required to make partial prepayments on the Loan upon receipt of any rebates included in the accounts receivable portion of the Collateral (defined below), and upon determination that the Borrowing Base is not satisfied at specified intervals during the term of the Loan.

Interest on the Loan is payable in warrants to acquire shares of the Company’s common stock at an exercise price of $.506 per share.  The total number of warrants that may be issued, assuming the maximum Loan amount of $3.5 million is funded is 1,389,096, which the parties agreed equates to an 18% per annum interest rate on the Loan.  The warrants have a seven-year term and are otherwise substantially similar to the warrants issued to the holders of the Company’s Series B Convertible Notes, a form of which was attached as Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 25, 2007.  On April 30, 2008, the Company issued warrants to acquire 615,171 shares of the Company’s common stock to Quercus upon the receipt of the $1,550,000 described above.

The Loan is secured by a first priority security interest in all of the Company’s inventory, accounts receivable and money and deposit accounts (the “Collateral”). If any event of default occurs under the Loan Agreements, Quercus may: (1) declare null and void its obligation to make any additional advances under the Loan, (2) require the Company to immediately repay the Loan in full, (3) foreclose on the Collateral, and (4) assert all other rights and remedies of a lender under applicable law.

Item 2.03. Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in item 1.01 under the heading “Quercus Loan” is incorporated herein by reference.

Item 3.02.    Unregistered Sales of Equity Securities.

The information contained in Item 1.01 is incorporated herein by reference.

See Item 1.01 with respect to the issuance of certain warrants to acquire shares of the Company’s common stock.  The issuance of the warrants and underlying shares of common stock will be exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).

None of the warrants described in Item 1.01 or the underlying shares of common stock which may be issued upon the exercise of such warrants may be offered or sold in the United States in the absence of an effective registration statement or an exemption from the registration requirements under the Securities Act. An appropriate legend will be placed on the shares of common stock issued upon any conversion of the Note or upon any exercise of the Warrant, unless registered under the Securities Act prior to issuance.

Item 3.03.    Material Modification to Rights of Security Holders.

The information contained in Item 1.01 is incorporated herein by reference.

Pursuant to the Loan Agreement, the terms of which are described under Item 1.01, the Company may not declare or pay any cash dividend or distribution on its capital stock without the prior express written consent of Quercus.

Item 8.01.    Other Events.

On April 30, 2008, the Company repaid all remaining principal amounts outstanding pursuant to the series of Secured Convertible Debenture (the “YA Global Debenture”) issued by the Company in 2007 to YA Global Investments, L.P., and its affiliates (formerly known as Cornell Capital Partners, L.P.).   The total payment, which included principal and accrued interest, totaled approximately $3.3 million.  The YA Global Debenture was the only remaining convertible debenture held by YA Global Investments in the Company’s capital structure.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPEN ENERGY CORPORATION

By:	/s/ Dalton W. Sprinkle
Dalton W. Sprinkle General Counsel

Date:  April 30, 2008